FINAL TRANSCRIPT

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Final Transcript

THOMPSON STREETEVENTS

Conference Call Transcript

PLCE - Q3 2004 The Children's Place Retail Stores, Inc. Earnings Conference Call

Event Date/Time: Nov. 11. 2004 / 10:00AM ET
Event Duration: 50 min

CORPORATE PARTICIPANTS

Heather Anthony
The Children's Place Retail Stores, Inc. - IR

Ezra Dabah
The Children's Place Retail Stores, Inc. - Chairman, CEO

Seth Udasin
The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

Neal Goldberg
The Children's Place Retail Stores, Inc. - President

Richard Flaks
The Children's Place Retail Stores, Inc. - SVP Planning Allocation and Information Technology

Amy Hauk
The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Mario Ciampi
The Disney Store - President
(Mr. Ciampi will become President of The Disney Store upon consummation of the acquisition.)

CONFERENCE CALL PARTICIPANTS

Janet Kloppenburg
JJK Research - Analyst

Kimberly Greenberger
Smith Barney - Analyst

Tom Filandro
SIG-Susquehanna Financial Group - Analyst

Marni Shapiro
Merrill Lynch Global Securities - Analyst

Margaret Whitfield
Ryan Beck - Analyst

Richard Baum
Credit Suisse First Boston - Analyst

Paula Kalandiak
Roth Capital Partners - Analyst

John Zolidis
Buckingham Research - Analyst

Jeff Faneberg
JLF Asset Management - Analyst

Jeff Black
Lehman Brothers - Analyst

Robert Samuels
JP Morgan - Analyst

Roxanne Meyer
CIBC - Analyst

PRESENTATION

Operator

Good morning, everyone. All sites are on the conference line in a listen-only mode, and I am pleased to turn the floor over to Ms. Heather Anthony. Go ahead, please.

Heather Anthony - The Children's Place Retail Stores, Inc. - IR

Thank you, good morning, everyone. Thanks for joining us today for the review of our fiscal 2004 third quarter financial results. Management will begin with prepared remarks followed by question-and-answer session. The operator will instruct you on the procedure at that time.

Before we begin today, I would also like to remind participants that remarks made may contain certain forward-looking statements. These statement are based upon the Company's current expectations or assumptions and are subject to various risks and uncertainties that may cause actual results to differ materially from those contemplated in such forward-looking statements, including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. With that out of the way, I will now turn the call over to Ezra Dabah, Chairman and Chief Executive Officer. Ezra?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Thank you, Heather. Good morning, everyone and thanks for joining this morning's conference call. The third quarter was an exhilarating one for the Company. Not only did we report significant increased earnings over the prior year, we also announced our definitive agreement to acquire the Disney Store North America retail chain, a major milestone for our company.

I will provide an overview of the strength we are experiencing at The Children's Place as well as our enthusiasm for the Disney Store opportunity. Seth Udasin, our CFO, will review our third quarter financial results in more detail, and Neal Goldberg, our President will discuss companywide priorities. Also, on hand to answer your questions at the ends of our remarks are, Mario Ciampi, soon to be President of the Disney Store chain, Amy Hauk, our Senior Vice President General Merchandise Manager, and Richard Flaks, our newly promoted Senior Vice President of Planning, Allocation and Information Technology.

I want to take a moment to acknowledge and congratulate Steven Balasiano, Richard Flaks and Mark Rose who have all been named Senior Vice Presidents, each with increasing roles and responsibilities. These promotions will appropriately align our experienced management team as we prepare for the next phase of growth and reflect a reallocation of responsibilities as Mario transitions into his new role as President of the subsidiary, which will own and operate the Disney Store chain in North America. We are delighted to recognize a significant contribution that Steve, Richard and Mark have made throughout the years, and we are confident in their ability to lead and consistently execute at the highest level.

Third quarter key performance indicators highlight our continued momentum and consistent execution as reflected by solid increases. Total sales increased 26%, comp store sales increased 18%, comp store transactions were up 13%, on top of last year's 16% increase, operating margin increased 200 basis point to 10.5% and earnings per share increased 51% to 65 cents. In addition, (indiscernible) confirms that we continue to increase our market share through consistent delivery of great quality, strong value and fashion right merchandise. We are selling significantly more units and introducing many customers to our brand. In-store productivity our number 1 priority, has produced increased sales growth per square foot of 14% year-to-date.

I am also pleased to report that stores opened last year and this year are producing strong analyzed sales of approximately $1.3 million, excluding outlets which are tracking significantly higher. These results give us further comfort in our ability to grow The Children's Place business to 1.5 billion in revenue over the next four years. Customer response to our back to school and holiday dressing merchandise was incredibly positive. Most important, inventory investment and key drivers enabled us to meet demand and insure a strong in-stock position throughout the season. This, combined with our strategic investment in merchandise quality, paid off for us and further strengthened our competitive position.

We remain on track to close the Disney Store North America acquisition this month. The Disney Store chain has experienced improvement over the past fiscal year, and we believe that earnings potential over the near and long term is compelling. We also believe that the combining, I am sorry, we also believe that combining the power and creativity of the Disney brand with our merchandising, sourcing, and operating expertise will result in increased sales, significant margin expansion and expense leverage. Strategically, the Disney Store fits perfectly within our goal of becoming the leading player in the newborn to age 10 category.

Briefly reviewing some of the highlights, Disney brand is amongst the most powerful in the world and is the key reason behind our enthusiasm for this unique opportunity. Strategically, the Disney Store is a perfect fit for our business, and the profile is strikingly similar. Like us, the Disney Store is a proprietary, mall based, vertically integrated speciality retailer with similar customer demographics. We will develop, manufacture, source and sell merchandise featuring Disney branded characters, past, present and future, as well as certain other Disney on characters such as Lizzy McGuire and Power Rangers. We are confident that the ability to showcase such a broad array of Disney characters, combined with our exclusive Disney Store merchandise and our strong value equation, will distinguish us from the competition.

We have structured the organization so that Neal Goldberg and other members of the executive team can focus on continuing the momentum of the The Children's Place while a separate management team led by Mario Ciampi will focus on fueling the current positive momentum at the Disney Store. Importantly, once the majority of the store remodels are completed, we believe the Disney Store chain can be expended beyond its current base. So expansion in A and B modes, lifestyle centers, and the roll out of an outlet store strategy, we believe we can successfully grow over time to approximately 600 Disney stores across the U.S. and Canada. Given that the concepts are so different, we expect little, if any, (indiscernible) to appear, despite the fact that approximately 80% of Disney stores overlap with Childrens Place locations.

In closing the third quarter performance reflect our strong execution at all levels. We are focusing our vision and commitment to deliver strong results for our shareholders. The tremendous effort and excellent team work across the Company by our talented associates is reflected in our successful results. I extend my heart felt thanks to all our associates, customers and shareholders for their continued support. Thanks for your attention.

Now let me turn the call over to Seth, who will review our financial results in more detail. Seth?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

Thank you, Ezra. Good morning everyone. This morning I will review our financial results and our financial outlook. During the third quarter we opened 19 new stores. 11 in the U.S., 7 in Canada, and 1 in Puerto Rico, we also remodeled two stores. As of October 30, 2004, we operated 734 stores in approximately 3.3 million square feet. An average of approximately 4500 square feet per store.

In the quarter, net sales increased 26% to a record $280.5 million from $223.3 million last year. Comparable store sales for the third quarter increased 18 percent on top of last year's 14 percent increase. For the quarter we achieved double-digit comps across all regions, all departments and all store types, demonstrating the broad appeal of our brand. The West, Canada, Southwest, and Rocky Mountain regions were the strongest regions in the quarter. By department, accessories, and newborn achieved the highest comps.

Accelerated traffic trends in higher conversion drove out 13% increase in the number of comparable store sales transactions, which is on top of last year's 16% increase. Average transaction size grew 4%. Driven primarily by higher average unit retail. Our gross profit dollars increased 25% to approximately $114 million. Gross profit margin was 40.6%. Within 30 basis points of last year. This decrease was primarily the result of lower mark-up. Partially off set by the leveraging of occupancy costs. As expected, mark up during the quarter improved sequentially from the second quarter, however, mark-up was lower than last year due to continued quality enhancements and changes in the weighting of our merchandise mix.

SG&A expenses, as a percent of sales, decreased 140 basis points, to 26.4%. This decrease was primarily due to lower marketing expense and our ability to leverage store payroll. Partially off setting the decrease in our SG&A percent was increased medical expenses. Depreciation amortization decreased 80 basis points as our comp increase enabled us to leverage increased depreciation expense related to new store openings. Operating income increased by $10.4 million to $29.5 million compared to $19.1 million last year. Our operating margin increased 200 basis points to 10.5% compared to last year's 8.5%. We recorded a provision for income taxes of 40.1% this quarter versus 39% last year. This increase is based upon further analysis of the components of our tax rate. Net income for the quarter increased 52% to $17.7 million versus $11.6 million last year. On a per share basis, we earned 65-cents versus 43-cent last year, a 51% increase.

Moving on to our balance sheet, we ended the quarter with $45 million in cash. In addition we had no long-term debt or any borrowings on our revolver. Partly in connection with our pending acquisition of the Disney Store North America retail chain, this morning we also announced that we have entered into a amended and restated loan agreement with Wells Fargo retail finance, which expands and amends our current credit facility. The amended facility provides for borrowings up to $130 million subject to the amount of our eligible inventory and accounts receivable. The term of the facility extends until November 1, 2007, and may be subsequently renewed for success of one year periods.

Regarding inventory, we are pleased with the results of our inventory strategy, which allows for strong in-stock positions throughout the quarter enabled us to meet customer demand and drove a 26% increase in sales. Inventory per square foot was up 39% at the ends of the third quarter. Lower than our previous expectations. We now anticipate that inventory at the end the fourth quarter will be up in the low to mid teens on a per square foot basis. We are very comfortable with our inventory heading into the fourth quarter, and believe we are well positioned to drive a successful holiday season.

Turning to store growth. For the year we will open approximately 62 new stores, 44 in the U.S., 13 in Canada and 5 in Puerto Rico. 17 stores are planned to open during the fourth quarter. In addition, late in the fourth quarter, we planned to close 1 store bringing our total closings for the year to 3. This will result in our ending the year with 750 Children's Place stores. For fiscal 2005 we expect to open approximately 60 Children's Place stores.

Turning to our outlook, we continue to anticipate full year EPS growth of approximately 60% over fiscal 2003. Excluded from this guidance is the slight accretion anticipated to come from the Disney Store North America acquisition which is on track to close this month. Finally, for fiscal 2005 we continue to anticipate earnings per share of approximately $1.90, 30 cents of which is anticipated to come from the Disney Store.

Thank you and I will now turn the call over to Neal.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

Thanks, Seth. I will provide an update on company wide initiatives we have been speaking to you about, and then I'll wrap up with some comments on holiday and our Canadian business. As Ezra mentioned, and as we have discussed throughout the year, increasing store productivity is our number 1 priority. We believe that one the best ways to drive productivity is through customer conversion. I am pleased to report that our focus on this key metric continues to drive improvement to the third quarter in year-to-date periods. Comp conversion increased 80 basis points and 110 basis points, respectively.

In addition to positive conversion trends, comp customer traffic increased 8.5% in the third quarter. A strong sequential build from last year's quarter 3.5% increase, and above the flattish mall traffic trends as measured by NRTI. Our ability to increase conversion is a company wide effort touching all facets of the organizations not only stores. While we still have more work to be done we are heading in the right direction. Our girls business is also on the rise, having consistently comps in the double digits throughout the quarter. We attribute these results to having a strong key item business, with anchors such as denim and our quart(ph) skirt and fashion right items like out leopard print group. In addition, deep inventory ownership in key categories enabled our customer to find their size and color in stock on a consistent basis. Our customer inside work has also helped to identify opportunities for continued improvement.

Looking at the holiday season, as Ezra mentioned, our holiday dressy line was met with strong customer response. In support of our holiday one line, we delivered a holiday magalog(ph) to approximately 3.4 million homes, and distributed our back stage, bounce back coupons similar to last year. We will deliver our second holiday floor set next week, which will feature key gift giving drivers, such as our famous glacier fleece and our rugby sweater programs. In addition, we anticipate another strong holiday season for our E-commerce business, which is up 84% year-to-date.

Looking ahead, with our merchandise and customer experience strategies in place, now is the time to communicate our brand message loud and clear. Our market research tells us that we have a distinct opportunity to increase our brand awareness. As a result we are excited about the launch of our multi-media advertising test, Celebrate the Worlds of Kid. This campaign will enable us to cast a wider net and introduce our brand to many new customers. The campaign will run during the holiday season; Metro New York, Chicago, Los Angeles, and Toronto, and will include television, national print advertising and out of home marketing such as billboards and bus shelters. The TV advertising will run for six weeks and begins Monday, November 15, the 30 second spot will run on ABC, CBS, and NBC, and cable networks like TNT, USA, Home and Garden TV, and Lifetime.

Before we wrap up, I wanted to briefly touch on Canada. As you know, last year, in its first full year of operation, Canada was a profitable business for us and produced a high single digit operating margin. These strong trends have continued into fiscal 2004, and most recently, Canada's third quarter comparable store sales performance was above the chains 18% comp. Our brand continues to be extremely well received by the Canadian customer, and as a result our expansion continues. Having opened 12 new stores this year for a total store count of 54. I am extremely pleased to report that in just two short years, Canada is on track to generate sales in excess of 100 million Canadian dollars, and will once again be profitable on an annualized basis.

To wrap up, we are pleased with our continued progress and know that more work is still to be done. We see plenty of opportunity ahead, and remain focused on continuing to deliver long term profitable growth.

Thank you. I will turn the call back to Ezra now.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Thank you, everyone. And operator, we are ready for questions.

QUESTION AND ANSWER

Operator

Thank you, Mr. Dabah. (Operator instructions) Our first question comes from the site of Janet Kloppenburg with JJK Research. Please, go ahead.

Janet Kloppenburg - JJK Research - Analyst

Hi, everybody. Congratulations.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

Thank you.

Janet Kloppenburg - JJK Research - Analyst

Nice job. Couple of questions about the gross margins going forward, I know that you have been building more quality into the product, and that's been hurting the IMU's. What is the outlook as we move into '05? Second question, is, on the marketing expenditure for the fourth quarter, what will it look like versus last year in the fourth quarter, and gain, what are you thinking about marketing expenditures in 05? Lastly, Neal, if you could just spend a few more minutes talking about how you are getting the conversion rates to move higher?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Janet, I will take the gross margin piece. As we round off on this major effort of quality improvement that we have been strategizing, we see next year that stabilizing. I must say, at the same time, that, of course, quality is always, and always will be, foremost in our decision making. But, we have substantially improved this year, and we see gross margins stabilizing and increasing beginning next year.

Janet Kloppenburg - JJK Research - Analyst

You do think you can get some improvement next year then?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Yes. Especially in view of the fact that WTO is opening up.

Janet Kloppenburg - JJK Research - Analyst

Okay.

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

I guess regarding marketing, Janet?

Janet Kloppenburg - JJK Research - Analyst

Yes.

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

For the fourth -- well, first off I should say, we run our marketing runs approximately 3% of sales, and in the fourth quarter, we will be about 3% of sales, a little bit higher than last year, for the quarter, but still the year will be about 3. And at this point in time, tentatively targeting approximately 3% for next year subject to the results of this holiday test.

Janet Kloppenburg - JJK Research - Analyst

Okay. Great. So you will see how this works, this program?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

Correct.

Janet Kloppenburg - JJK Research - Analyst

While I have you on the phone, Seth. Can you just talk about the inventory, did you say they are up, how much? 39%?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

On a per square foot basis, inventory is up 39%. If you recall, on our last, second quarter call, we were up 48%, and had anticipated similar increase at this time, and due to the stronger sell through during the quarter, we are only up 39% right now.

Janet Kloppenburg - JJK Research - Analyst

Where do you see them at the end of fourth?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

End of the fourth, we see them up in the low to mid teens on a per square foot basis.

Janet Kloppenburg - JJK Research - Analyst

And just, Neal, on the conversion rates?

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

Well, as we spoke about in the last couple of calls, we are looking at the conversion in many different facets of the business. The first and foremost is our tracking tools that we now have in all the stores. It really gives us a comparison. So, we know what kind of foot fall is going into the store, and how the stores are handling that. So, there's been a lot of focus on the stores from executing, as we say false execution, which is a lot to do with presentation, making sure they're servicing the customers properly. But it's a lot of other parts of the organization, from allocation, making sure we are getting the right goods at the right time, and making sure that the stores can handle it. From a marketing standpoint, the clarity of offering. Because,though we know we would like to think we offer one on one service, that's (indiscernible) our service proposition, so it really is making sure that the marketing helps us sell our products well. Lastly, great product makes a big difference on the conversion. All these things together, many people view conversions only as store focus, and we're viewing it as a multi-faceted plan. And, we're very proud and pleased of the attraction we're getting already, but we do know we have more work to do.

Janet Kloppenburg - JJK Research - Analyst

I was wondering if there is any compensation incentive in place, or higher level of compensation incentive in place based on conversion?

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

We have a robust incentive program in the stores, but we have not made any changes really to that to drive this. It is more on focusing and saying this is a very, very key objective for us.

Janet Kloppenburg - JJK Research - Analyst

Thanks so much.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

Thank you.

Operator

Our next question come from the site of Kimberly Greenberger with Smith Barney.

Kimberly Greenberger - Smith Barney - Analyst

Great. Thank you. And congratulations on a great quarter. Also, congratulations to all of those getting promotions. Well deserved.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

Thank you.

Kimberly Greenberger - Smith Barney - Analyst

From an inventory perspective, either actually if Seth, if you could address both 3Q and 4Q, you talked about the inventory dollars per square foot. But, if you have information regarding the unit increase versus the cost component, that would be helpful.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP Planning Allocation and Information Technology

Kimberly, hi, it's Richard, I will handle that. As Ezra said, the inventory was up 39% now, and we are expecting to end up in the low to mid teens at the end of the year. Consistent with what we said three months ago, still 75% of the increase that we were experiencing now, is coming from our strategy to advance receipts. You know, if you take a low single digit teen as a percent of the roughly 40%, 39% we are now at approximately 25% comes from having bought more, and 75% is from the up front strategy. Of the 25% of where we bought more. For the mid to low teen increase we will see, about two-thirds of that is coming from increase AUR, and about one-third of that from increased units per average store.

Kimberly Greenberger - Smith Barney - Analyst

That helps a lot. And if you can just give me some idea of inventory freshness, as it stands today versus last year? That would be great.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP Planning Allocation and Information Technology

Yes. Our inventory today, for all intent and purposes, we don't own any inventory or little bit that is left over that is older than fall, back to school inventory. So, we are extremely clean. It is almost not worth talking about couple of hundred thousand dollars or so of summer or prior inventory on the books right now. It's almost nothing. So, all our inventory is current. Our projection at the end of the year is to end with about the same amount of fall and holiday inventory carrying over into spring as a percentage as we had last year. We are on track, we target ourselves to a particular percentage of inventory that is prior season, even though it is the most recent prior season, versus go forward, and we're on track to be consistent with last year.

Kimberly Greenberger - Smith Barney - Analyst

Okay. Great. On the marketing initiatives you are doing in the fourth quarter, are there any ways to measure the effectiveness of that marketing, and how you expect to monitor that. And then just lastly, Seth, we saw a slight increase in the tax rate. You indicated you are reevaluating tax obligations, what should we plan for Q4 and going forward into '05?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

I will first answer the tax question. At this point, I think 40% would be the conservative approach to take for the fourth quarter in '05 until we, you know, advise otherwise.

Kimberly Greenberger - Smith Barney - Analyst

Okay.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP Planning Allocation and Information Technology

Kimberly, what was the first part of the question, please.

Kimberly Greenberger - Smith Barney - Analyst

If you, as you think about your fourth quarter marking campaign and, in particular television, are there any tools in place to monitor the effectiveness of those advertising dollars? Or, how are you expecting to evaluate whether or not this campaign is effective and --

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

This is, this campaign is running, as you know, in a number of markets, happen to be a couple of big markets, but just a number of markets. We are, of course measuring their results from a precampaign point of view, and a past campaign, and as we end the campaign, pre-impose so we understand how they trended before, and how they trended during the campaign is one piece of it. We are also looking at consumer brand awareness pre-imposed, so we are going to use quite a few different vehicles to measure the success of this campaign.

Kimberly Greenberger - Smith Barney - Analyst

Assuming it meets your expectation you would potentially look to extend it into '05?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

We would hike to very much do so. And, we believe, as it relates to spreading the word, and spreading our brand, has probably one of the most potential increases for us. You know, while we have many, many loyal customer, there is still almost half the customers that don't know we exist, or may know we exist for something else before. So, to the extent that we can spread the word of what we stand for, the quality, the value equation, the fashion, and everything else that we have under a great environment, we really believe that this is the time to do it, and we look very forward to roll something more chain wide beginning next year.

Kimberly Greenberger - Smith Barney - Analyst

Good luck here in the fourth quarter.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Thank you.

Operator

Our next question comes from Tom Filandro with SIG. Please, go ahead.

Tom Filandro - SIG-Susquehanna Financial Group - Analyst

Richard, question for you, if I believe the numbers that you gave it suggests that the pricing entering holiday is probably up on the AUR front in the high single digit range. I guess, first, just verify that is correct? And secondly, how should we view pricing as we head into '05? And then, a question on merchandising, I'm not sure who to ask on this, I've noticed toys have been tested in several stores. I don't really know how many. Can we get an update on toys, and any other categories that may be, are currently being tested?

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP Planning Allocation and Information Technology

I will answer the AUR question and Amy will answer the merchandising question. You are right, the AUR is up in the high single digits and we expect that to continue into the spring and summer season.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

So, Tom, it's Amy. We do have toys in about 35 stores, and we have seen actually very positive response. We are using, obviously, we are always trying to test and look at additional opportunities to see where we could potentially grow market share and grow business, and the customers responded very well to those. We actually have them, primarily in our large square footage stores where we can carve out opportunity. But, the customers responded very well, and it's a 100% regular price business for us.

Tom Filandro - SIG-Susquehanna Financial Group - Analyst

Can it be expanded, Amy, in '05.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

In '05, as we open more large square footage stores. We will be looking to expand our presence in those categories. But we don't see it as a big volume driver at this point.

Tom Filandro - SIG-Susquehanna Financial Group - Analyst

Terrific. Thank you very much.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Your very welcome.

Operator

Our next question comes from Marni Shapiro with Merrill Lynch.

Marni Shapiro - Merrill Lynch Global Securities - Analyst

Hey guys. Congratulations.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

Thanks Marni.

Marni Shapiro - Merrill Lynch Global Securities - Analyst

Could you talk a little bit, firstly, about the incremental cost of advertising in the fourth quarter with this new campaign? Could you also break down in the stores today, given the strength of newborn and accessories, what the break down is between girls, boys, newborns and accessories in the stores? And one last thing. On IMU, when we came into the third quarter you guys had talked a lot about the higher cotton prices. Could you talk about that impact coming out of third quarter, into holiday and where you see that for next year?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

First on marketing, marketing we did save a lot of money or as a percent of sales in the third quarter and a lot of that does get shifted into the fourth quarter. As I said earlier, fourth quarter will be about 3% of sales which is up over last year between 50 and 100 basis point. For the quarter.

Marni Shapiro - Merrill Lynch Global Securities - Analyst

Okay.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Then, as far as contribution, Marni, accessories actually picked up 2 points in contributions at 14% for Q3, and that was pulled equally from the boys and girls business. New born remains flat at 9% of the contributions. So, boys was at 32 and girls were at 46.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Marni, regarding cotton prices they have come back down quite substantially, and have since then been pretty stable. At this particular moment, we look at that as being stable going into next year.

Marni Shapiro - Merrill Lynch Global Securities - Analyst

Not this year. Then, one more follow up on the marketing side. The money that you saved, did that come out of lower circulation? Where exactly did that come from? And, what's your circulation plan for distribution out for fourth quarter versus last year.

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

The third quarter, it was a combination of, we actually ran the same male pieces but they had lower cost per piece and distribution was slightly lower.

Marni Shapiro - Merrill Lynch Global Securities - Analyst

What is the plan for fourth quarter?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

The direct male piece. Similar, as last year, in terms of volume and programs.

Marni Shapiro - Merrill Lynch Global Securities - Analyst

Excellent.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

We are being very aggressive looking for efficiencies throughout the business in marketing where we have been able to enjoy some of those efficiencies and that's what Seth is talking to.

Marni Shapiro - Merrill Lynch Global Securities - Analyst

Great guys. Good luck with the holiday season.

Operator

Our next question comes from Margaret Whitfield with Ryan Beck.

Margaret Whitfield - Ryan Beck - Analyst

Good morning, everyone. Congratulations. Wondering on Disney if you could pinpoint the week that this transaction might close during this month? And are you going to report comps right away, or when will you start reporting Disney comps, or will you put them into the total number for the chain itself? And, some interesting articles on Disney with the success of "The Incredible", and the story in today's paper on the relaunch of a fairies business. If you could comment on your thoughts there? Also, NPD, you said your market share had increased, I was wondering if you you could share that number and where you see opportunities going forward?

Mario Ciampi - The Disney Store - President

Hi Margaret this is Mario. We are very hopeful that the closing will be real soon on the Disney transaction, as we would very much, obviously, want to get the holiday business, you know, into our business. As far as Disney's comp store sales, we are still evaluating the way they calculated comp versus the way we calculate comp. In the near future we will have a decision as to how we are going to report that. But we are going to report information separately as it relates to sales and as it relates to operating numbers, you will be able to get a, hopefully, a clear picture of how each business is performing.

Margaret Whitfield - Ryan Beck - Analyst

How did they report their comp and how did it different from yours?

Mario Ciampi - The Disney Store - President

It's just what they include in sales, and basically the fact that they don't take stores out of comp when they do remodels as we do. So, there are some inconsistencies when you compare the two. As it relates to the content, this is very much the reason why we were very excited about the business. "The Incredible" is pretty incredible, and you know the news today about the fairies program trying to build that business the way they built the Princess business. We are aware of, and we're going to obviously follow those trends very closely and see how they can translate into product in the stores. I have been here all week, this week, looking at the product that is going to be in the store for the third and fourth quarter. So much content to choose from. We're just real, real excited about having an impact on their business.

Margaret Whitfield - Ryan Beck - Analyst

Okay.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

When it comes to market share. You know, over the past year, productivity per square foot has increased almost 15%, and you know, clearly we had no concrete data, but the feeling was that we were getting market share just by that fact looking at the rest of the market. Recently, some NPD data came out that actually showed us gaining share to other specialty stores within the market.

Margaret Whitfield - Ryan Beck - Analyst

You can't be specific as to where you stand?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

No, we would rather not. But it is clear that we were getting market share in lieu of some other specialty stores.

Margaret Whitfield - Ryan Beck - Analyst

And, finally, for Neal, on the international, it sound like you are doing great in Canada. Have you up'd the number of stores that you ultimately could have? Could you give us a quick update on Puerto Rico, and what does it suggest for other international opportunities?

Neal Goldberg - The Children's Place Retail Stores, Inc. - President

Of course. On Canada, we've said before, we look for around 100 stores in the Canadian marketplace and the success is so exciting there. Puerto Rico, 20 to 25 stores. A lot of it depends on what locations, and what kind of mall developments, and between Canada and Puerto Rico, Continental United States and Disney, we've got a lot on our plate right now, but we are always looking and probing and find different ways to grow the business. Clearly, we do believe we have a lot of opportunities in the markets we are playing right now.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Just, fyi, Puerto Rico is still substantially exceeding their plans, we only have a couple of stores up there but we are very happy with the results today.

Margaret Whitfield - Ryan Beck - Analyst

Thank you.

Operator

Our next question is from Richard Baum with Credit Suisse First Boston.

Richard Baum - Credit Suisse First Boston - Analyst

Good morning and I will add my congratulations as well.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Thank you, Richard.

Richard Baum - Credit Suisse First Boston - Analyst

One for Seth, on the tax rate, I think you indicated it had gone up. Can you provide us with guidance for what to use for the fourth quarter and also '05? And secondly, I know you had indicated at the luncheon that you held, that there still were some open positions at Disney that you were looking to fill. Not a lot, but, could you update us on where you are with regard to those, sir?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

Yes, in regarding the tax rate, this point I would suggest we take a conservative stance and plan the fourth quarter and next year at 40%.

Mario Ciampi - The Disney Store - President

As far as, Richard, as far as the Disney positions, it's really, we are actively filling a lot of the sort of the mid level positions and there is really only one high level position open at this time on the merchandising side and again, we are being very active but very selective on the choice there.

Richard Baum - Credit Suisse First Boston - Analyst

Seth, I am sorry. I missed your number on the tax rate.

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

Yes, Richard, the tax rate we are being conservative, but we think 40% for the fourth quarter, and 40% for next year would be the appropriate number to use.

Richard Baum - Credit Suisse First Boston - Analyst

All right. Thank you so much and good luck going forward.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Thanks, Richard.

Operator

Our next question comes from Paula Kalandiak with Roth Capital Partners. Go ahead your line is open.

Paula Kalandiak - Roth Capital Partners - Analyst

Good morning. Great quarter. I wanted to go back to the AUR issue. Can you let us know if any of the increase in AUR is realted to your good, better, best strategy? And give us an update on that strategy? And, also what percentage of your merchandise are you allocating to good, what percentage to better and what percentage to best.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Hi, Paula, it's Amy. I will take that. At this point, the best strategy is a very small percent of our business. It is under 2%, really, so it is not necessarily driving the AUR up. What is happening is the shift from the good into the better business. Right now about 50% of our business sits in the good, and about 48% sits in better. That's at 10-point improvement from where it was last year shift from good into better. That has had an impact in our AUR. I will qualify that a little bit where we realized our actual AUR. Outerwear was a little bit of a softer catagory for us in Q3, so we didn't necessarily maximize all the AUR upside that we had originally planned.

Paula Kalandiak - Roth Capital Partners - Analyst

Okay. Going to the productivity per square foot. It looks like, if you are able to maintain that 14% increase you will get to just about $300 a square foot for FY 04. Can you tell us where you think you can ultimately go with that? I think in the past you were up a little over $400, but that was before your value pricing strategy.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

I would like to take it a step at a time. We have said before, that we strongly believe that we can get to 350 a squire foot in the not too distant future, and, as we reach there, it is possible to go beyond that, and, as you have just mentioned, the one time we enjoyed something in excess of 400 and probably in a long term basis that is somewhat doable down the line, but at this time we are focused on reaching 350.

Paula Kalandiak - Roth Capital Partners - Analyst

Okay. And then, finally, can you comment on the percent of in-season full price merchandise in your outlet stores this year versus this time last year?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Our in-season merchandise in the outlets, (indiscernible) is up over last year. And we are still doing about half our business in the outlets at full price selling.

Paula Kalandiak - Roth Capital Partners - Analyst

Okay, great. Thank you.

Operator

Our next question comes from John Zolidis, I hope I am saying that correctly, sir, with Buckingham Research.

John Zolidis - Buckingham Research - Analyst

Thanks. Good job on the pronunciation. Couple of questions, first, wondering if you guys could comment on how November started off?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Yes, that is something we don't usually do, John, so. We are coming into the season with wind in our sail. We can't comment specifically on the month to date.

John Zolidis - Buckingham Research - Analyst

Okay. I guess, I know you talked a lot about the AURs and the merchandise margins. I am a little bit confused. If I remember correctly. Last year, you actually lowered your prices. I guess beginning back to school and through spring, and then you, if I remember correctly, you have now raised the prices for the back half of this year, and now your looking to raise AURs again for the spring. Is this reflective of a strategy to bring the customers back in with the lower prices and inch, inch AUR's back up?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

No, absolutely not, John. The AUR increase has to do with the good better strategy. Has to do with the merchandise wing, the merchandise mix, weighing of the basics and fashion that we have in any one time. But, absolutely not. We are looking for that value equation to remain as strong as it is today. And not to change that formula. It is really working for us.

John Zolidis - Buckingham Research - Analyst

For merchandise margins for next year, are they going to be up or down?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Merchandise margin as in gross margin?

John Zolidis - Buckingham Research - Analyst

The component of margin that is not occupancy. I mean, this year, I estimate that in the third quarter, merchandise margins were down 250 basis point. What I am wondering is if in looking into next year, have we reached a point where that has really stabilized in your mind, or are you going to continue to reduce the margin and try to drive more sales?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

We have definitely stabilized that and we look for that to be slightly up as we head into 2005.

John Zolidis - Buckingham Research - Analyst

Okay. Great. And good luck for the holiday.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Thank you, thank you, John.

Operator

Jeff Faneberg with JLF Asset Management. Your line is open.

Jeff Faneberg - JLF Asset Management - Analyst

Thanks very much. Congratulations, guys. Nice job. Couple of questions to follow up. I think you said before, in the past that you would like to target an 8 to 10% operating margin at the The Children's Place concept. Would that be consistent with the $350 per foot level? If you could give us some parameters around that.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Yes, that would be consistent with that.

Jeff Faneberg - JLF Asset Management - Analyst

Okay. Because, if I am --

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Could be even a little higher, (indiscernible) 350, but in the range.

Jeff Faneberg - JLF Asset Management - Analyst

Okay. I am looking back in 2001, just a couple of years ago, you did 11.5% operating margin on 330 per foot, and running the numbers, it looks like you will be at that level next year. If anything, it sound like these are conservative goals.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Some what conservative.

Jeff Faneberg - JLF Asset Management - Analyst

Terrific. As a follow up to that, would you expect, over time, to be able to operate the Disney business at similar 8 to 10% type margins as you improve operations there over time?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

The answer is, yes.

Jeff Faneberg - JLF Asset Management - Analyst

Wow! terrific. Thank you very much.

Operator

Our next question comes from Jeff Black with Lehman Brothers.

Jeff Black - Lehman Brothers - Analyst

Congratulations. Just a couple of follow ups on Disney. You talked about the executive team, but what about on the store level, how many of the managers have committed to stay with the organization? And are these guys and women going to be paid or incented any differently than they are currently under the new ownership?

Mario Ciampi - The Disney Store - President

Jeff, this is Mario. We have been very, very pleasantly surprised, or not surprised, but, as expected, almost all of the field operations team has stayed intact. We have had very, very few people leave the business. They're a real strong, committed group with a lot of tenure. The average store manager has over seven years experience. So, they are really connected with the brand. And, on the positive side, we really studied the compensation between your comparing the Disney Store team to the The Children's Place store team, we found it, on the whole, to be pretty consistent. The big advantage that we are going to bring to the Disney business is that our incentive program is a lot more robust than theirs, and and they will have a similar incentive program, well the same incentive program that we have at Children's Place. So, that should, hopefully, fuel the top line as well.

Jeff Black - Lehman Brothers - Analyst

What about on the system side. Any surprises there or updates from the last time that we spoke to you guys during your presentation?

Mario Ciampi - The Disney Store - President

No, we have been all over the system side since literally June of this year. Disney has not invested in the business over the last five or six years. So, their systems weren't the best and weren't necessarily the state of the art. So, we are going to migrate to most of our systems that are relatively new and scalable and that is happening as we speak. And, during the first half of '05 we are really going to focus on completing that transition and using the many systems that we have at Children's Place for the benefit of the Disney business, and it is well underway.

Jeff Black - Lehman Brothers - Analyst

Thanks very much. Good luck.

Mario Ciampi - The Disney Store - President

Thanks.

Operator

Our next question come from Robert Samuels with J.P. Morgan.

Robert Samuels - JP Morgan - Analyst

Hi, good morning. Any update on the dollar amount of the working capital adjusted payment to Disney?

Mario Ciampi - The Disney Store - President

Not as of yet. It is something that we are working on this week and next week.

Robert Samuels - JP Morgan - Analyst

Thanks.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

As we have said before, it is primarily related to the inventory level.

Robert Samuels - JP Morgan - Analyst

Okay.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Did we lose anybody?

Operator

Lastly, our final question comes from Roxanne Meyer with CIBC. Go ahead, please.

Roxanne Meyer - CIBC - Analyst

Great. Thanks. It's Roxanne for Dorothy Lakner. Just wondering, what is your current comp required to leverage store occupancy costs? And, do you think that there is opportunity to lower that hurdle, post the Disney acquisition? And secondly, obviously, your comps are very strong across all categories, particularly in girls. What opportunities do you think still exists from improvement from holiday into spring?

Seth Udasin - The Children's Place Retail Stores, Inc. - CFO, VP Finance, Treasurer

Roxanne, in terms of occupancy we talk about leveraging in the mid single digit comp, so, you know, that's our threshold right now.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Then, as far as the girls question, Roxanne, this is Amy, I think, you know, we continue, and I said it before, we continue to focus on the girls business, and we're obviously seeing the past four months have been double-digit comp growth, but I think we have a continued opportunity to focus. And, what I'm probably most excited with going into spring, building off the current success that we're seeing in holiday is the product definitely has a sweeter feel, lighter fabrication, (indiscernible) prints, and I think that that placed a real sweetness that our girl customer will respond to. I am hoping to continue the positive momentum going into Q1 of next year.

Roxanne Meyer - CIBC - Analyst

Great. Thanks, good luck.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Thanks.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Okay. There is no other questions. We thank everyone for your continued interest in our company. Seth, and Heather are available throughout the day. If you have additional follow up questions for the team. Have a good day, a great holiday season. We look to see you shopping at The Children's Place Disney Store for all your holiday needs.

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